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                                                                   Exhibit 10.19

                                PROMISSORY NOTE

$413,312.54                                                       March 10, 1998


     FOR VALUE RECEIVED, the United Auburn Indian Community, a federally recognized Indian tribe ("Maker"), promises to pay to Table Mountain/ACES Joint Venture, or order ("Holder"), at Table Mountain Casino, 8184 Table Mountain Road, Post Office Box 445, Friant, California 93626, or at such other place as Holder may designate in writing, the principal balance of Four Hundred Thirteen Thousand, Three Hundred Twelve Dollars and Fifty-Four Cents ($413,312.54), plus interest on the principal balance from time to time outstanding, calculated on a daily basis (based on a 360-day year), at the rate of interest per annum which is one and one-half (1.5) percentage points greater than the rate of interest publicly announced, quoted or published by Wells Fargo Bank, from time to time, at its Sacramento, California office as its "Prime Rate" ("Stated Interest"), adjusted quarterly, commencing on the date identified as the commencement date in paragraph (a) immediately below, principal and interest payable as follows:

     (a) Fully amortizing payments of principal and interest shall be paid monthly, commencing on the first day subsequent to the date that the Maker's gaming enterprise has earned Five Hundred Thousand Dollars ($500,000.00), net income to the Maker, for each of six (6) consecutive months, and continuing on the first (1st) of each month thereafter at the rate of Two Hundred Thousand Dollars ($200,000.00) per month or twenty-five percent (25%) of the Maker's net monthly income from the gaming enterprise, whichever is less, until the principal and interest are paid in full.

     (b) If during any month following the Maker's earning net income in excess of Five Hundred Thousand Dollars ($500,000.00) from its gaming enterprise for six (6) consecutive months, the Maker's net income from the gaming enterprise drops below Five Hundred Thousand Dollars ($500,000.00) then the payment of the interest and principal then due on this Note, if any, shall be excused that month and no payment shall be made until the net income to Maker from its gaming enterprise exceeds Five Hundred Thousand Dollars ($500,000.00).

     (c) Maker shall have the right to pay all or any portion of this Promissory Note without penalty.

     (d) This Promissory Note is not secured.

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     (e) This Promissory Note shall be construed in accordance with and governed by federal law, and to the extent not inconsistent therewith, the laws of the State of California.

     IN WITNESS WHEREOF, Maker has executed this Promissory Note at Sacramento, California, this 10th day of March, 1998.


                                        MAKER:

                                        UNITED AUBURN INDIAN COMMUNITY,
                                        a federally recognized Indian Tribe


                                        /s/ Jessica Tavares
                                        -----------------------------------
                                        By Jessica Tavares, President